Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal Fourth-Quarter
and Full-Year 2024 Results

Company Provides Financial Outlook for Fiscal Full-Year 2025

OVERLAND PARK, Kan. (Dec. 16, 2024) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal fourth-quarter and full-year 2024 results. Unless otherwise noted, it should be assumed that time periods referenced below are on a fiscal-year basis.

MANAGEMENT COMMENTARY

“There is no doubt that 2024 was a transitional year for our company. We made the important strategic decision to get 'back to basics' by refocusing on our core Salt and Plant Nutrition businesses. We made leadership and organizational changes throughout the year to support this effort. Our company also had to confront the challenges resulting from one of the mildest winters in the last quarter century, as well as headwinds from the termination of our lithium project and setbacks in the Fortress business. Against this backdrop, we undertook significant heavy lifting throughout the year to reorient the company on a path toward improved performance," said Edward C. Dowling Jr., president and CEO. "We still have work ahead of us, but we have a clear vision of what we need to do to optimize our unique and advantaged assets. We strongly believe that our focus on improving the cash generation capability across our platform and reducing our absolute levels of indebtedness will enable the creation of meaningful, long-term shareholder value."

FISCAL FOURTH-QUARTER AND FULL-YEAR 2024 SUMMARY

•Net loss for the fourth quarter of 2024 of $48.3 million, inclusive of a $17.6 million write down of certain intangible water rights in Utah;
•Total company adjusted EBITDA for the fourth quarter of 2024 of $15.6 million, down from $31.3 million in the prior year;
•Reported net loss of $206.1 million for fiscal 2024 driven by significant non-cash impairments totaling $191.0 million in Lithium, Fire Retardant and Plant Nutrition businesses;
•Total company adjusted EBITDA up 4% year over year to $206.3 million;
•Improved annual adjusted EBITDA per ton for Salt business by 20% to approximately $24.50 despite 18% decline in Salt sales volumes; and
•Annual Plant Nutrition sales volumes increased 25% in 2024 to 273 thousand tons.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

2024 FINANCIAL RESULTS

(in millions, except per share data)	Three Months Ended Sept. 30, 2024	Fiscal Year Ended Sept. 30, 2024
Revenue	$208.8	$1,117.4
Operating loss	(29.8)	(116.8)
Adjusted operating (loss) earnings*	(12.8)	93.2
Adjusted EBITDA*	15.6	206.3
Net loss	(48.3)	(206.1)
Net (loss) earnings per diluted share	(1.17)	(4.99)
Adjusted net (loss) earnings*	(31.5)	3.7
Adjusted net (loss) earnings* per diluted share	$(0.77)	$0.08
*    Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY

Salt segment fiscal 2024 fourth-quarter revenue totaled $162.5 million, down 13% year over year, due to a 21% decrease in total sales volumes offset by a 10% increase in price. Fourth-quarter sales volumes year over year saw meaningful declines in highway deicing product and modest declines in consumer and industrial (C&I) salt product. Lower prefill activity in the highway deicing business in the fourth quarter of 2024 resulted in C&I representing a larger share of the sales volume mix relative to 2024, resulting in a 10% increase in total pricing for the Salt business despite 3% and 4% increases in price per ton for highway deicing and C&I products, respectively. Quarterly distribution costs per ton increased 12% year over year, while all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton increased 13% year over year. Operating earnings decreased 27% to $21.0 million, while adjusted EBITDA declined 14% to $38.1 million from the prior-year period.

For the fiscal full-year 2024, Salt segment revenue was down 10% year over year to $907.8 million. This was driven by one of the weakest highway deicing seasons in the last quarter century, leading to a 20% decrease in highway deicing sales volumes. C&I sales volumes, which include consumer deicing products, were also down 7%. Higher prices for highway deicing salt (up 6%) and C&I salt (also up 6%) led to an overall 9% increase in Salt pricing year over year. The Salt segment generated $163.6 million in operating earnings and adjusted EBITDA of $228.2 million, down 4% and 1%, respectively, year over year. The company saw improvements to adjusted EBITDA margin year over year, which improved by over 200 basis points from prior year levels. Adjusted EBITDA per ton also improved to approximately $24.50 per ton in fiscal 2024, which is a 20% improvement from 2023 levels.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition segment fourth-quarter revenue totaled $42.4 million, up 20% year over year, driven by a 33% increase in sales volumes offset by a 10% decrease in price. Global dynamics within the broader potash-based fertilizer markets have continued to pressure

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

prices downward, which has a direct impact on the company's sulfate of potash (SOP) products.

For the fourth quarter, distribution costs per ton decreased 9% year over year due to more sales volumes being available to absorb fixed distribution costs. Reported all-in product costs per ton, which include the aforementioned non-cash impairment associated with certain water rights in Utah, increased 48% year over year. Excluding the impairment, all-in product costs per ton increased 8% over the prior-year period. The segment had an operating loss of $29.7 million for the quarter, down from a $3.3 million operating loss the corresponding period last year. Adjusted EBITDA declined over the same period $8.7 million to a loss of $3.7 million.

For the full fiscal year, the segment grew revenue 5% to $181.0 million in revenue, due to a 25% increase in sales volumes partially offset by a decline in sales price year over year. The increase in sales volumes reflects the normalization of demand in the company's core West Coast markets following extraordinary prior-year weather events in select key markets. Distribution costs per ton decreased 7% year over year. Reported all-in product costs per ton increased 38% to $889.38 year over year. These results include $68.6 million of non-cash impairments, including $51.0 million recognized in the second quarter related to revisions of the outlook to the Plant Nutrition business as well as the aforementioned write down related to certain of the company's water rights. Excluding adjustments, all-in operating costs per ton were flat year over year. The segment had an operating loss of $86.4 million and adjusted EBITDA of $16.9 million for the full year.

FIRE RETARDANT BUSINESS UPDATE

Compass Minerals continues to evaluate various alternatives regarding the path forward for Fortress North America (Fortress). Discussions are ongoing with the U.S. Forest Service (USFS) regarding the evaluation and testing of the company's non-magnesium chloride-based aerial fire retardants.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $14.4 million for fiscal 2024, down from $106.0 million in the prior year. The change year over year reflects the impact of an exceptionally mild winter in 2024 and increases in working capital balances.

Net cash used in investing activities was $116.1 million for fiscal 2024, down $61.8 million year over year. The prior year activity reflects higher capital investment, including $48.5 million in capital expenditures related to the company's now-terminated lithium salt development as well as its investment to purchase the remaining 55% of Fortress it did not previously own. Capital expenditures for fiscal 2024 were $114.2 million, including approximately $20.2 million related to the company's terminated lithium project.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Net cash provided by financing activities was $83.1 million for fiscal 2024, compared to $64.0 million in the comparable prior-year period. Current year activities include net borrowings of $111.6 million, dividends paid on common stock of $12.6 million, and contingent consideration payments related to Fortress of $9.1 million. In the prior year, net cash provided by financing activities reflected the proceeds from a private placement of common stock and the pay down of a portion of outstanding debt.

The company ended the fiscal year with $189.9 million of liquidity, comprised of $20.2 million in cash and cash equivalents and $169.7 million of availability under its $375 million revolving credit facility. At quarter-end, the consolidated total net leverage ratio was 4.9 times, within the company's net leverage covenant of 6.5 times.

FISCAL 2025 OUTLOOK

•Salt sales volumes for 2025 at the midpoint of guidance are expected to increase approximately 9% over 2024, assuming average sales-to-commitment ratios;
•Completed 2024-2025 bid season resulted in North American highway deicing prices down approximately 2% and committed volumes down roughly 9%; and
•Plant Nutrition earnings expected to be in line with 2024 levels while efforts continue to restore the business, driven by lower SOP pricing offset by improving volumes and lower forecasted production costs.

Salt Segment Range of Outcomes
2025 Range[1]
Highway deicing sales volumes (thousands of tons)	7,800 - 8,700
Consumer and industrial sales volumes (thousands of tons)	1,850 - 2,000
Total salt sales volumes (thousands of tons)	9,650 - 10,700

Revenue (in millions)	$940 - $1,040
Adj. EBITDA (in millions)	$225 - $250
(1)    Range for fiscal 2025 reflects the company's committed book of business for the period and assumes an average historical sales-to-commitment outcomes.

Consistent with the results disclosed in the company's third-quarter fiscal 2024 results, the average contract price for the upcoming North American winter season is expected to be approximately 2% below the prior year's bid season results while total committed bid volumes will decrease by approximately 9% compared to prior-year bid season. It is important to distinguish between committed bid volumes, which are used to establish minimum and maximum service levels for certain customers, and expected sales volumes, which will be driven ultimately by winter weather activity in the coming year. Sales volumes can be above or below committed volumes in any given deicing season.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

While demand for deicing salt is stable over time, the nature of winter weather and the manner in which customers respond to weather events make forecasting deicing sales volumes difficult during any single year. Therefore, the company has provided a guidance range that is informed by a historical average of sales to commitment ratios.

Compass Minerals expects that approximately 75% of its highway deicing sales will be achieved in the first half of the fiscal year.

The company will continue to focus in fiscal 2025 on reducing Salt segment inventory across the platform and then align production levels with anticipated demand based on the results of North American highway deicing season.

Plant Nutrition Segment Guidance
2025 Range
Sales volumes (thousands of tons)	285 - 305
Revenue (in millions)	$175 - $195
Adj. EBITDA (in millions)	$14 - $20

The company expects a modest increase in sales volumes in 2025 as economic conditions in certain key markets are anticipated to improve. SOP prices are expected to decline year over year as a result of anticipated weakness in global potash prices. Operationally, the focus of the Plant Nutrition segment in 2025 is on the restoration of the company's Ogden ponds and advancing efficiency initiatives at the plant. These efforts include using an optimized amount of potassium chloride in the production of SOP at our Ogden production site that reduce harvest demands on the pond system.

Corporate
2025 Range
Total[1]
Adj. EBITDA (in millions)	($70) - ($61)
(1)    Includes $3 to $5 million in cash expenses related to Fortress.

Projected Corporate segment results shown in the table above include corporate expenses in support of our core businesses, Fortress financial results, and the results of DeepStore, the company's records and management services business in the U.K. The guidance above does not include any revenue that could arise from a fire-retardant contract resulting from ongoing negotiations with the USFS.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Total Compass Minerals
2025 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$225 - $250	$14 - $20	($70) - ($61)	$169 - $209

2025 Capital Expenditures
Total
Capital expenditures (in millions)				$100 - $110
(1)    Includes financial contribution from DeepStore and Fortress.

Total capital expenditures for the company in fiscal 2025 are expected to be within a range of $100 million to $110 million. This includes non-recurring amounts of $10 million to $15 million for larger capital projects, including preparation work for the mill relocation at Goderich mine and refurbishment of silos at Ogden. The capital program is scheduled in a manner that would allow scaling back of expenditures in the back half of the year in the event of a mild winter.

Other Assumptions
($ in millions)	2025 Range
Depreciation, depletion and amortization	$105 - $115
Interest expense, net	$67 - $72
Effective income tax rate (excl. valuation allowance)	(295%) - (290%)
The guidance for the 2025 effective income tax rate reflects the income mix by country with income recognized in foreign jurisdictions offset by losses recognized in the U.S.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Dec. 17, at 10:00 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 800-715-9871. Callers must provide the conference ID number 7896827. Outside of the U.S. and Canada, callers may dial 646-307-1963. Replays of the call will be available on the company’s website.

A corporate presentation with fiscal 2024 results is available at investors.compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, it is working to develop a long-term fire-retardant business. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Treasurer & Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about cash generation capability; debt reduction; value creation; expectations for Fortress; the company's outlook for 2025, including its expectations regarding pricing, sales volumes, revenue, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, capital expenditures, operating expenses, and Adjusted EBITDA. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the intended financial or other benefits from, or that it may incur unexpected costs in connection with, its ownership of Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2024, its Amended Quarterly Reports on Form 10-Q/A for the quarters ended Dec. 31, 2023 and Mar. 31, 2024, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net (loss) earnings, and adjusted net (loss) earnings per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net (loss) earnings per diluted share is adjusted net (loss) earnings divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Special Items Impacting the Three Months Ended Sept. 30, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating expense	$(1.4)	$—	$(1.4)	$(0.04)
Impairments	Plant Nutrition	Loss on impairments	17.6	—	17.6	0.43
Provision for product recall costs	Salt	Other operating expense	0.8	(0.2)	0.6	0.01
Total			$17.0	$(0.2)	$16.8	$0.40

Special Items Impacting the Three Months Ended Sept. 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Accrued legal costs related to SEC investigation	Corporate and Other	Other operating expense	$(0.2)	$—	$(0.2)	$—

Special Items Impacting the Fiscal Year Ended Sept. 30, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating expense	$14.8	$—	$14.8	$0.36
Restructuring charges(2)	Salt	Other operating expense	0.4	—	0.4	0.01
Restructuring charges(2)	Plant Nutrition	Other operating expense	0.6	—	0.6	0.01
Impairments	Corporate and Other	COGS and Loss on impairments	124.8		124.8	3.02
Impairments	Plant Nutrition	Loss on impairments	68.6	—	68.6	1.66
Provision for product recall costs	Salt	Other operating expense	0.8	(0.2)	0.6	0.01
Total			$210.0	$(0.2)	$209.8	$5.07

Special Items Impacting the Fiscal Year Ended Sept. 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	Other operating expense	$2.6	$—	$2.6	$0.07
Restructuring charges	Salt	COGS and other operating expense	1.5	(0.1)	1.4	0.04
Restructuring charges	Plant Nutrition	COGS and other operating expense	1.4	—	1.4	0.03
Accrued legal costs related to SEC investigation	Corporate and Other	Other operating expense	(0.3)	—	(0.3)	(0.01)
Total			$5.2	$(0.1)	$5.1	$0.13
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets The provision for product recall costs reflects an impact from Canadian taxes.
(2)    Restructuring charges do not include certain reductions in stock-based compensation associated with forfeitures stemming from the restructuring activities. Amounts in the quarter ended Sept. 30, 2024, reflect the reversal of certain previously recognized costs related to the terminated lithium program after outstanding purchase commitments were finalized.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Reconciliation for Adjusted Operating (Loss) Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Operating (loss) earnings	$(29.8)	$2.2	$(116.8)	$77.4
Restructuring charges(1)	(1.4)	—	15.8	5.5
Loss on impairments(2)	17.6	—	193.4	—
Provision for product recall costs(3)	0.8	—	0.8	—
Accrued loss and legal costs related to SEC investigation(4)	—	(0.2)	—	(0.3)
Adjusted operating (loss) earnings	$(12.8)	$2.0	$93.2	$82.6
Sales	208.8	233.6	1,117.4	1,204.7
Operating margin	(14.3)%	0.9%	(10.5)%	6.4%
Adjusted operating margin	(6.1)%	0.9%	8.3%	6.9%
(1)    The company incurred severance and related charges for reductions in workforce, changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project.
(2)    The company recognized impairments of long-lived assets related to the termination of the lithium development project; goodwill, long-lived assets and inventory related to Fortress; goodwill related to Plant Nutrition; and water rights for the fiscal year ended Sept. 30, 2024. Impairments of long-lived assets and goodwill are included in loss on impairments, while the impairment of inventory is included in product cost, both on the Consolidated Statements of Operations.
(3)    The company recorded a provision for potential costs related to a recall for food-grade salt produced at its Goderich Plant.
(4)    The company recognized reimbursements related to the settled SEC investigation.

Reconciliation for Adjusted Net (Loss) Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Net (loss) earnings	$(48.3)	$(4.0)	$(206.1)	$10.5
Restructuring charges(1)	(1.4)	—	15.8	5.5
Loss on impairments(2)	17.6	—	193.4	—
Provision for product recall costs(3)	0.8	—	0.8	—
Accrued loss and legal costs related to SEC investigation(4)	—	(0.2)	—	(0.3)
Income tax effect	(0.2)	—	(0.2)	(0.1)
Adjusted net (loss) earnings	$(31.5)	$(4.2)	$3.7	$15.6

Diluted net (loss) earnings per common share	$(1.17)	$(0.10)	$(4.99)	$0.25
Adjusted net (loss) earnings per diluted share	$(0.77)	$(0.10)	$0.08	$0.38
Weighted-average common shares outstanding (in thousands):
Diluted	41,369	41,152	41,306	40,786
(1)    The company incurred severance and related charges related to reductions in workforce, changes to executive leadership and additional restructuring costs related to the termination of our lithium development project. Charges for the twelve months ended Sept. 30, 2023 were $5.5 million ($5.4 million net of tax).
(2)    The company recognized impairments of water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets related to the termination of the lithium development project; goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the twelve months ended Sept. 30, 2024.
(3)    The company recorded a provision for potential costs related to a recall for food-grade salt produced at its Goderich Plant. Charges for the three and twelve months ended Sept. 30, 2024 were $0.8 million ($0.6 million net of tax).
(4)    The company recognized reimbursements related to the settled SEC investigation.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Net (loss) earnings	$(48.3)	$(4.0)	$(206.1)	$10.5
Interest expense	19.1	13.1	69.5	55.5
Income tax (benefit) expense	(2.5)	(7.1)	17.9	17.1
Depreciation, depletion and amortization	26.6	25.9	105.0	98.6
EBITDA	(5.1)	27.9	(13.7)	181.7
Adjustments to EBITDA:
Stock-based compensation - non cash	1.8	3.4	8.1	20.6
Interest income	(0.2)	(0.6)	(1.0)	(5.3)
Loss (gain) on foreign exchange	1.8	(2.3)	0.7	2.3
Loss (gain) from remeasurement of equity method investment	—	2.5	—	(10.1)
Restructuring charges(1)	(1.4)	—	15.8	5.9
Loss on impairments(2)	17.6	—	193.4	—
Provision for product recall costs(3)	0.8	—	0.8	—
Accrued loss and legal costs related to SEC investigation(4)	—	(0.2)	—	(0.3)
Other, net	0.3	0.6	2.2	4.3
Adjusted EBITDA	15.6	31.3	206.3	199.1
(1)    The company incurred severance and related charges related to a reduction of its workforce, changes to executive leadership and additional restructuring costs related to the termination of our lithium development project.
(2)     The company recognized impairments of water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets related to the termination of the lithium development project; goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the twelve months ended Sept. 30, 2024.
(3)    The company recorded a provision for potential costs related to a recall for food-grade salt produced at its Goderich Plant.
(4)    The company recognized reimbursements related to the settled SEC investigation.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Sales	$162.5	$186.7	$907.8	$1,010.8
Operating earnings	$21.0	$28.6	$163.6	$170.5
Operating margin	12.9%	15.3%	18.0%	16.9%
Adjusted operating earnings(1)	$21.8	$28.6	$164.8	$172.0
Adjusted operating margin(1)	13.4%	15.3%	18.2%	17.0%
EBITDA(1)	$37.3	$44.2	$227.0	$229.0
EBITDA(1) margin	23.0%	23.7%	25.0%	22.7%
Adjusted EBITDA(1)	$38.1	$44.2	$228.2	$230.5
Adjusted EBITDA(1) margin	23.4%	23.7%	25.1%	22.8%
Sales volumes (in thousands of tons):
Highway deicing	1,061	1,435	7,462	9,321
Consumer and industrial	449	470	1,852	1,999
Total Salt	1,510	1,905	9,314	11,320
Average sales prices (per ton):
Highway deicing	$70.98	$68.78	$73.23	$68.85
Consumer and industrial	$194.41	$187.44	$195.14	$184.67
Total Salt	$107.66	$98.03	$97.47	$89.29
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Reported GAAP segment operating earnings	$21.0	$28.6	$163.6	$170.5
Restructuring charges(1)	—	—	0.4	1.5
Provision for product recall costs(2)	0.8	—	0.8	—
Segment adjusted operating earnings	$21.8	$28.6	$164.8	$172.0
Segment sales	162.5	186.7	907.8	1,010.8
Segment adjusted operating margin	13.4%	15.3%	18.2%	17.0%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recorded a provision for potential costs related to a recall for food-grade salt produced at its Goderich Plant.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Reported GAAP segment operating earnings	$21.0	$28.6	$163.6	$170.5
Depreciation, depletion and amortization	16.3	15.6	63.4	58.5
Segment EBITDA	$37.3	$44.2	$227.0	$229.0
Restructuring charges(1)	—	—	0.4	1.5
Provision for product recall costs(2)	0.8	—	0.8	—
Segment adjusted EBITDA	$38.1	$44.2	$228.2	$230.5
Segment sales	162.5	186.7	907.8	1,010.8
Segment adjusted EBITDA margin	23.4%	23.7%	25.1%	22.8%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recorded a provision for potential costs related to a recall for food-grade salt produced at its Goderich Plant.

Plant Nutrition Segment Performance (in millions, except for prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Sales	$42.4	$35.3	$181.0	$172.1
Operating (loss) earnings	$(29.7)	$(3.3)	$(86.4)	$9.5
Operating margin	(70.0)%	(9.3)%	(47.7)%	5.5%
Adjusted operating (loss) earnings(1)	$(12.1)	$(3.3)	$(17.2)	$10.9
Adjusted operating margin(1)	(28.5)%	(9.3)%	(9.5)%	6.3%
EBITDA(1)	$(21.3)	$5.0	$(52.3)	$42.4
EBITDA(1) margin	(50.2)%	14.2%	(28.9)%	24.6%
Adjusted EBITDA(1)	$(3.7)	$5.0	$16.9	$43.8
Adjusted EBITDA(1) margin	(8.7)%	14.2%	9.3%	25.5%
Sales volumes (in thousands of tons)	68	51	273	219
Average sales price (per ton)	$623	$691	$663	$785
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

Reconciliation for Plant Nutrition Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Reported GAAP segment operating (loss) earnings	$(29.7)	$(3.3)	$(86.4)	$9.5
Restructuring charges(1)	—	—	0.6	1.4
Loss on impairment(2)	17.6	—	68.6	—
Segment adjusted operating (loss) earnings	$(12.1)	$(3.3)	$(17.2)	$10.9
Segment sales	42.4	35.3	181.0	172.1
Segment adjusted operating margin	(28.5)%	(9.3)%	(9.5)%	6.3%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a water rights impairment during the three months ended Sept. 30, 2024 and goodwill impairment during the twelve months ended Sept. 30, 2024.

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2024	2023	2024	2023
Reported GAAP segment operating (loss) earnings	$(29.7)	$(3.3)	$(86.4)	$9.5
Depreciation, depletion and amortization	8.4	8.3	34.1	32.9
Segment EBITDA	$(21.3)	$5.0	$(52.3)	$42.4
Restructuring charges(1)	—	—	0.6	1.4
Loss on impairment(2)	17.6	—	68.6	—
Segment Adjusted EBITDA	$(3.7)	$5.0	$16.9	$43.8
Segment sales	42.4	35.3	181.0	172.1
Segment adjusted EBITDA margin	(8.7)%	14.2%	9.3%	25.5%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a water rights impairment during the three months ended Sept. 30, 2024 and goodwill impairment during the twelve months ended Sept. 30, 2024.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	Sept. 30,		Sept. 30,
	2024	2023	2024	2023
Sales	$208.8	$233.6	$1,117.4	$1,204.7
Shipping and handling cost	50.2	54.8	305.3	346.1
Product cost	139.1	136.6	617.1	626.6
Gross profit	19.5	42.2	195.0	232.0
Selling, general and administrative expenses	31.3	41.0	137.8	150.2
Loss on impairments	17.6	—	191.0	—
Other operating expense (income)	0.4	(1.0)	(17.0)	4.4
Operating (loss) earnings	(29.8)	2.2	(116.8)	77.4
Other expense (income):
Interest income	(0.2)	(0.6)	(1.0)	(5.3)
Interest expense	19.1	13.1	69.5	55.5
Loss (gain) on foreign exchange	1.8	(2.3)	0.7	2.3
Net loss in equity investees	—	—	—	3.1
Loss (gain) from remeasurement of equity method investment	—	2.5	—	(10.1)
Other expense, net	0.3	0.6	2.2	4.3
Loss before income taxes	(50.8)	(11.1)	(188.2)	27.6
Income tax (benefit) expense	(2.5)	(7.1)	17.9	17.1
Net (loss) earnings	$(48.3)	$(4.0)	$(206.1)	$10.5

Basic net (loss) earnings per common share	$(1.17)	$(0.10)	$(4.99)	$0.25
Diluted net (loss) earnings per common share	$(1.17)	$(0.10)	$(4.99)	$0.25

Cash dividends per share	$—	$0.15	$0.30	$0.60
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,369	41,152	41,306	40,786
Diluted	41,369	41,152	41,306	40,786
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 578,000 and 667,000 weighted participating securities for the three and twelve months ended Sept. 30, 2024, respectively, and 495,000 and 476,000 weighted participating securities for the three and twelve months ended Sept. 30, 2023, respectively.

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Sept. 30,	Sept. 30,
	2024	2023
ASSETS
Cash and cash equivalents	$20.2	$38.7
Receivables, net	126.1	129.3
Inventories, net	414.1	399.5
Other current assets	26.9	33.4
Property, plant and equipment, net	806.5	852.5
Intangible and other noncurrent assets	246.3	363.5
Total assets	$1,640.1	$1,816.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$7.5	$5.0
Other current liabilities	209.5	269.6
Long-term debt, net of current portion	910.0	800.3
Deferred income taxes and other noncurrent liabilities	196.5	221.0
Total stockholders' equity	316.6	521.0
Total liabilities and stockholders' equity	$1,640.1	$1,816.9

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	Sept. 30,
	2024	2023
Net cash provided by operating activities	$14.4	$106.0

Cash flows from investing activities:
Capital expenditures	(114.2)	(154.3)
Acquisition of business, net of cash acquired	—	(18.9)
Other, net	(1.9)	(4.7)

Net cash used in investing activities	(116.1)	(177.9)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	422.8	150.0
Principal payments on revolving credit facility borrowings	(314.2)	(220.0)
Proceeds from the issuance of long-term debt	81.6	239.9
Principal payments on long-term debt	(78.6)	(314.6)
Payments for contingent consideration	(9.1)	—
Net proceeds from private placement of common stock	—	240.7
Dividends paid	(12.6)	(24.9)
Deferred financing costs	(2.1)	(3.9)
Shares withheld to satisfy employee tax obligations	(2.1)	(1.7)
Other, net	(2.6)	(1.5)

Net cash provided by financing activities	83.1	64.0
Effect of exchange rate changes on cash and cash equivalents	0.1	0.5
Net change in cash and cash equivalents	(18.5)	(7.4)
Cash and cash equivalents, beginning of the year	38.7	46.1

Cash and cash equivalents of continuing operations, end of period	$20.2	$38.7

Compass Minerals Reports Fourth-Quarter and Fiscal 2024 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Sept. 30, 2024	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$162.5	$42.4	$3.9	$208.8
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	44.2	6.0	—	50.2
Operating earnings (loss)(2)(3)(4)	21.0	(29.7)	(21.1)	(29.8)
Depreciation, depletion and amortization	16.3	8.4	1.9	26.6
Total assets	1,084.5	388.1	167.5	1,640.1

Three Months Ended Sept. 30, 2023	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$186.7	$35.3	$11.6	$233.6
Intersegment sales	—	2.6	(2.6)	—
Shipping and handling cost	49.6	5.0	0.2	54.8
Operating earnings (loss)(3)	28.6	(3.3)	(23.1)	2.2
Depreciation, depletion and amortization	15.6	8.3	2.0	25.9
Total assets	1,050.4	473.4	293.1	1,816.9

Twelve Months Ended Sept. 30, 2024	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$907.8	$181.0	$28.6	$1,117.4
Intersegment sales	—	8.0	(8.0)	—
Shipping and handling cost	280.1	24.6	0.6	305.3
Operating earnings (loss)(2)(3)(4)	163.6	(86.4)	(194.0)	(116.8)
Depreciation, depletion and amortization	63.4	34.1	7.5	105.0

Twelve Months Ended Sept. 30, 2023	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$1,010.8	$172.1	$21.8	$1,204.7
Intersegment sales	—	9.7	(9.7)	—
Shipping and handling cost	324.5	21.4	0.2	346.1
Operating earnings (loss)(3)(4)	170.5	9.5	(102.6)	77.4
Depreciation, depletion and amortization	58.5	32.9	7.2	98.6
(1)Corporate and Other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments, lithium costs and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, lithium-related expenses, as well as costs for the human resources, information technology, legal and finance functions.
(2)The company recognized impairments of water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets related to the termination of the lithium development project; goodwill, long-lived assets and inventory related to Fortress; and goodwill related to Plant Nutrition for the twelve months ended Sept. 30, 2024.
(3)Corporate operating results were impacted by net (gain) loss of $1.0 million and $(22.1) million related to the changes in the valuation of the Fortress contingent consideration for the three and twelve months ended Sept. 30, 2024, respectively. Corporate operating results also include a reserve for estimated costs related to a product recall of $0.8 million for the three and twelve months ended Sept. 30, 2024, and net reimbursements related to the settled SEC investigation of $(0.2) million and $(0.3) million for the three and twelve months ended Sept. 30, 2023, respectively.
(4)The Company continued to take steps to align its cost structure to its current business needs. These initiatives impacted Corporate operating results and resulted in net severance and related charges for reductions in workforce and changes to executive leadership and additional restructuring costs related to the termination of the Company’s lithium development project of $(1.4) million and $15.8 million for the three and twelve months ended Sept. 30, 2024, respectively, and $5.5 million for the twelve months ended Sept. 30, 2023.